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Exhibit 23.4

[Letterhead of Gustavson Associates, LLC]

CONSENT OF GUSTAVSON ASSOCIATES, LLC

        The undersigned, Gustavson Associates, LLC, hereby states as follows:

        Our firm prepared an independent review and a preliminary assessment, completed in 2006 (the "Mt. Todd Studies") concerning mineralized material in the Mt. Todd property, and an independent technical study, completed in 2007, and a preliminary assessment, completed in 2008, concerning mineralized material in the Awak Mas Property (the "Awak Mas Studies" and with the Mt. Todd Studies, the "Technical Studies"), for Vista Gold Corp. (the "Company"), portions of which are summarized under the captions "Item 2. Properties — Mt. Todd — Geology" and "Item 2. Properties — Awak Mas — Geology" in the Company's Annual Report on Form 10-K for the year ended December 31, 2007 (the "Form 10-K").

        We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-91254, 333-102384, 333-104443, 333-120335, 333-129720, 333-132975 and 333-136980) and in the related Prospectuses, and in the Registration Statements on Form S-8 (Nos. 333-105621 and 333-134767) of the Company of the summary information concerning the Technical Studies, including the references to our firm included with such information, as set forth above in the Form 10-K.

Gustavson Associates, LLC
By:	/s/ WILLIAM J. CROWL Name: William J. Crowl Title: Vice President, Mining Sector

Date: March 11, 2008

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  Exhibit 23.4